EXHIBIT 99.1

Harvard Bioscience Announces Retirement of CEO and Appointment of Interim CEO

HOLLISTON, Mass., May 15, 2013 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq:HBIO), a global developer, manufacturer, and marketer of a broad range of tools to advance life science research and regenerative medicine, today announced that its Board of Directors has appointed David Green, the Company's President and member of the Board since 1996, as interim Chief Executive Officer following the retirement and resignation of Chane Graziano as Chief Executive Officer and a Director of the Company.

Mr. Graziano commented, "I would like to thank all of the Harvard Bioscience employees worldwide for their commitment and service to the Company over the past 17 years. We have accomplished a great deal together. I have chosen to resign today for personal reasons. We are well on our way in the process of separating Harvard Apparatus Regenerative Technology from Harvard Bioscience which will unlock significant shareholder value as HART achieves its milestones, and HBIO once again becomes active in acquiring complementary product lines or companies. At 74 years of age, 17 years as CEO of HBIO, and 49 years in the industry, it is the right time for me to retire."

The Board of Directors will immediately commence a search to hire a new Chief Executive Officer.

About Harvard Bioscience

Harvard Bioscience ("HBIO") is a global developer, manufacturer and marketer of a broad range of specialized products, primarily apparatus and scientific instruments, used to advance life science research and regenerative medicine. Our products are sold to thousands of researchers in over 100 countries primarily through our 850 page catalog (and various other specialty catalogs), our website, through distributors, including GE Healthcare, Thermo Fisher Scientific and VWR, and via our field sales organization. HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany, Sweden and Spain with additional facilities in France and Canada. For more information, please visit www.harvardbioscience.com.

For investor inquiries, please call (508) 893-8066. Press releases may be found on our web site, http://www.harvardbioscience.com.

The Harvard Bioscience, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6426

CONTACT: David Green
         President and Interim CEO
         dgreen@harvardbioscience.com
         Tel: 508 893 8999
         Fax: 508 892 6135

         Tom McNaughton
         CFO
         tmcnaughton@harvardbioscience.com